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                                                                    EXHIBIT 12.1


                           National Energy Group, Inc.
                   Computation of Historical Ratio of Earnings
                                to Fixed Charges
                        (in thousands, except for ratios)


                                                                                Year ended December 31,
                                                       ------------------------------------------------------------------------
                                                          1997            1998            1999           2000           2001
                                                       ----------      ----------      ----------     ----------     ----------
Earnings
     Income (loss) before income taxes and
        extraordinary items                            $  (41,624)     $ (164,514)     $    2,024     $   18,609     $    6,722
     Interest expense                                      11,256          15,719           1,909          9,656         21,224
     Amortization of debt issuance cost                       640             936             863            121             --
     Interest portion of rental expense                        83             100             129            135            135
                                                       ----------      ----------      ----------     ----------     ----------
          Earnings (loss)                              $  (29,645)     $ (147,759)     $    4,925     $   28,521     $   28,081
                                                       ==========      ==========      ==========     ==========     ==========

Fixed charges:
     Interest, including capitalized portion           $   13,801      $   19,090      $    1,909     $    9,656     $   21,224
     Amortization of debt issuance cost                       640             936             863            121             --
     Interest portion of rental expense                        83             100             129            135            135
                                                       ----------      ----------      ----------     ----------     ----------
          Fixed charges                                $   14,524      $   20,126      $    2,901     $    9,912     $   21,359
                                                       ==========      ==========      ==========     ==========     ==========

Ratio of earnings to fixed charges                             --              --              NA(a)          NA(a)         1.3X
                                                       ==========      ==========      ==========     ==========     ==========

Deficiency of earnings to fixed charges                $  (44,169)     $ (167,885)     $       --     $       --     $       --
                                                       ==========      ==========      ==========     ==========     ==========

(a) This ratio excludes approximately $17.7 million and $10.5 million for 1999 and 2000, respectively, of interest on the senior notes since the Company discontinued the accrual of interest due to the Chapter 11 proceeding.